RESTRUCTURING SUPPORT AGREEMENT
This RESTRUCTURING SUPPORT AGREEMENT (as amended, supplemented, or otherwise modified from time to time, this “Agreement”) is made and entered into as of December 31, 2015, by and among: (i) Swift Energy Company (“Swift”), Swift Energy Operating, LLC (“Swift Energy Operating”), Swift Energy International, Inc., Swift Energy Group, Inc., Swift Energy USA, Inc., Swift Energy Alaska, Inc., GASRS LLC, SWENCO Western, LLC, and Swift Energy Exploration Services, Inc., as soon to be debtors and debtors in possession (collectively, the “Debtors”) in chapter 11 cases (collectively, the “Chapter 11 Cases”) to be commenced in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”); and (ii) certain holders party hereto from time to time (together with their respective successors and permitted assigns, the “Consenting Noteholders”) of the Senior Notes (as defined below) issued under (a) that certain Base Indenture, dated as of May 16, 2007 (as supplemented on June 1, 2007, by that certain First Supplemental Indenture (the “2017 Notes Indenture”) providing for the issuance of 7.125% Senior Notes due 2017 (the “2017 Notes”), by and among Swift, as issuer, Swift Energy Operating, as subsidiary guarantor, and Wells Fargo Bank, National Association, as indenture trustee (solely in its capacity as such, together with its permitted successors and assigns, the “Indenture Trustee”) and (b) that certain Base Indenture, dated as of May 19, 2009 (as supplemented on (x) November 25, 2009, by that certain First Supplemental Indenture (the “2020 Notes Indenture”) providing for the issuance of 8.875% Senior Notes due 2020 (the “2020 Notes”) and (y) November 30, 2011, by that certain Second Supplemental Indenture (the “2022 Notes Indenture” and, together with the 2017 Notes Indenture and 2020 Notes Indenture, the “Senior Notes Indentures”) providing for the issuance of 7.875% Senior Notes due 2022 (the “2022 Notes” and, together with the 2017 Notes and the 2020 Notes, the “Senior Notes”)), by and among Swift, as issuer, Swift Energy Operating, as subsidiary guarantor, and the Indenture Trustee. “Required Consenting Noteholders” shall mean, as of any time of determination, the Consenting Noteholders holding greater than 50.1 percent of the aggregate amount of Senior Notes held by all the Consenting Noteholders. The Debtors, the Consenting Noteholders, and any subsequent person or entity that becomes a party hereto in accordance with the terms hereof, are referred herein as the “Parties” and individually as a “Party.”

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the chapter 11 plan of reorganization attached hereto as Exhibit A (as it may be amended or modified in accordance with Section 6 hereof, the “Plan”), which Plan and all annexes thereto are expressly incorporated by reference herein and made a part of this Agreement as if fully set forth herein.
THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE LAW AND THE PROVISIONS OF THE BANKRUPTCY CODE.

RECITALS
WHEREAS, the Debtors and the Consenting Noteholders have agreed to enter into certain transactions that will have the effect of restructuring and recapitalizing the Debtors, including the Debtors’ respective obligations and the Consenting Noteholders’ respective claims and interests related to the Senior Notes (collectively, the “Senior Notes Claims”);
WHEREAS, the Debtors intend to commence voluntary Chapter 11 Cases in the Bankruptcy Court to effect the restructuring and recapitalization transactions, including through the pre-negotiated Plan;
WHEREAS, the Parties have agreed to support the Plan, pursuant to and subject to the terms and conditions set forth in this Agreement and the Plan;
WHEREAS, the Consenting Noteholders identified on Exhibit B attached hereto have committed to provide debtor‑in‑possession financing on the terms and conditions specified in the debtor‑in‑possession financing agreement substantially in the form attached hereto as Exhibit C (such lenders, solely in their capacity as such, the “DIP Lenders,” and such agreement (including all exhibits, attachments, supplements, and amendments thereto), the “DIP Credit Agreement”), in an aggregate amount not to exceed $75 million. The commitment amount for each DIP Lender is set forth on Exhibit B hereto;
WHEREAS, this Agreement, the DIP Credit Agreement, and the Plan are the product of arm’s-length, good-faith discussions between the Parties and their respective professionals; and
WHEREAS, the Debtors and the Consenting Noteholders are prepared to perform their obligations hereunder subject to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:
AGREEMENT
Section 1.    Agreement Effective Date.
This Agreement shall be effective and binding with respect to each of the Parties at the time at which (i) the Debtors shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Consenting Noteholders and (ii) the Consenting Noteholders shall have executed and delivered to the Company counterpart signature pages of this Agreement (the “Effective Date”). After the Effective Date of this Agreement, the terms and conditions of the Plan and/or this Agreement may only be amended, modified, waived, or otherwise supplemented as set forth in Section 6 herein.
Section 2.    Plan Controls.

The Plan is expressly incorporated herein and is made part of this Agreement. The Plan is supplemented by the terms and conditions of this Agreement. In the event of any inconsistency between the terms of this Agreement and the Plan, the Plan shall control and govern.
Section 3.    Commitments Regarding the Plan.
3.01.    Commitments of the Consenting Noteholders. Subject in all respects to the terms and conditions hereof, and for so long as this Agreement has not been terminated in accordance with the terms hereof by or as to a Consenting Noteholder, each such Consenting Noteholder, solely with respect to itself, as applicable, agrees to comply with the following covenants:
(a)    Each of the Consenting Noteholders hereby covenants and agrees to support the Plan, including the solicitation, confirmation, and consummation of the Plan, as may be applicable, and will not take any actions materially inconsistent with this Agreement or the Plan;
(b)    Each of the Consenting Noteholders hereby covenants and agrees, to the extent that any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Plan, to negotiate in good faith appropriate additional or alternative provisions to address any such impediment, including with respect to any voting or other issues caused by the rejection of executory contracts and leases; provided, however, that the economic outcome for the Consenting Noteholders, the anticipated timing of confirmation and the effective date of the Plan, and other material terms as contemplated herein and in the Plan must be substantially preserved, as determined by the Consenting Noteholders in their reasonable discretion. In addition, each Consenting Noteholder agrees that any modifications to the Plan related solely to the rejection of executory contracts and leases, or decisions to reject or not to reject executory contracts and leases, will not affect the economic outcome for the Consenting Noteholders and will not be considered a material change of this Agreement or the Plan.
(c)    Each of the Consenting Noteholders hereby covenants and agrees to (i) timely vote or cause to be voted all such Senior Notes Claims that it holds, controls, or has the ability to control, to accept the Plan by delivering its duly executed and completed ballot accepting the Plan upon solicitation of the Plan in accordance with sections 1125 and 1126 of the Bankruptcy Code; (ii) not change or withdraw such vote (or cause or direct such vote to be changed or withdrawn); provided, however, that the votes of the Consenting Noteholders shall be immediately revoked and deemed void ab initio upon termination of this Agreement; and (iii) not “opt out” of any releases under the Plan;
(d)    Each of the Consenting Noteholders hereby covenants and agrees not to take any action (or encourage or instruct any other party to take any action) in respect of any potential, actual, or alleged occurrence of any default or alleged default under the Senior Notes, including any default that would be triggered as a result of the commencement of the Chapter 11 Cases or the undertaking of any Debtor to implement the terms of this Agreement or the Plan;
(e)    Each of the Consenting Noteholders hereby covenants and agrees (i) not to object to, or vote or cause to be voted (to the extent applicable) any of the Senior Notes Claims that it holds, controls, or has the ability to control, to reject the Plan or (ii) otherwise commence any proceeding to oppose the Plan or object to confirmation thereof;
(f)    Each of the Consenting Noteholders hereby covenants and agrees to not directly or indirectly (i) seek, solicit, support, encourage, or vote or cause to be voted (to the extent applicable) its Senior Notes Claims for, consent to, or encourage any plan of reorganization or liquidation, proposal, offer, dissolution, wind-up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of assets, or restructuring for any of the Debtors other than the Plan or (ii) take any other action that is materially inconsistent with, or that would delay or obstruct the proposal, solicitation, confirmation, or consummation of the Plan; and
(g)    On the effective date of the Plan, the Debtors' existing senior management team, which includes members with employment agreements, will remain in their current positions. Each of the Consenting Noteholders, the Debtors and the senior management team members with employment agreements hereby covenants and agrees to negotiate in good faith potential amendments and modifications to such employment agreements of senior management on commercially reasonable terms within 45 days of the Petition Date.
(h)    In addition to their agreements as Consenting Noteholders, each of the DIP Lenders hereby commits to advance its specified commitment for the DIP facility on the terms and conditions contained in the DIP Credit Agreement; provided, however, that no Consenting Noteholders other than the DIP Lenders shall be obligated to fund or otherwise will be required to provide financing in connection with the Debtors’ Chapter 11 Cases except pursuant to separate definitive documentation relating specifically to such funding, if any, (i) executed by such Consenting Noteholder and (ii) approved by a final order of the Bankruptcy Court no longer subject to appeal, if necessary, along with the satisfaction of any conditions precedent to such funding under any related definitive documentation.
provided, however, that this Agreement, including the foregoing provisions of this Section 3.01 will not (i) limit the rights of any of the Consenting Noteholders to appear and participate as a party in interest in any matter to be adjudicated in the Chapter 11 Cases, so long as such appearance and the positions advocated in connection therewith are not materially inconsistent with this Agreement and/or the terms of the proposed Plan, and, other than as a result of actions or omissions any such Consenting Noteholder takes or does not take in good faith to enforce its rights under this Agreement and/or the terms of the proposed Plan, do not hinder, delay or prevent consummation of the proposed Plan; (ii) prohibit any of the Consenting Noteholders from appearing in proceedings for the purpose of contesting whether any matter or fact is or results in a breach of, or is materially inconsistent with, this Agreement (so long as such appearance is not for the purpose of hindering or intending to hinder, the Plan) or for the purpose of taking such action as may be necessary in the discretion of such Consenting Noteholder to protect such Consenting Noteholder’s interests upon such breach; provided, further that the Parties hereby reserve their rights to oppose such relief; provided, further that except as expressly provided herein, this Agreement and all communications and negotiations among the Consenting Noteholders and the Debtors with respect hereto or any of the transactions contemplated hereunder are without waiver or prejudice to the Consenting Noteholders’ and the Debtors’ rights and remedies and the Consenting Noteholders and the Debtors hereby reserve all claims, defenses, and positions that they may have with respect to the Consenting Noteholders and/or the Debtors in the event that the Plan is not consummated or this Agreement terminates; and (iii) limit the ability of a Consenting Noteholder to sell or enter into any transactions in connection with the Senior Notes Claims or any other claims against or interests in the Debtors, subject to Section 6 of this Agreement.
3.02.    Obligations of the Debtors.
(a)    Affirmative Covenants. Subject in all respects to the terms and conditions hereof, and for so long as this Agreement has not been terminated in accordance with the terms hereof, each of the Debtors covenant and agree to:
(i)    commence the Chapter 11 Cases on or before December 31, 2015 (the “Petition Date”);
(ii)    file with the Bankruptcy Court on the Petition Date, (A) the Plan, (B) the corresponding disclosure statement (the “Disclosure Statement”), and (C) a motion pursuant to sections 363 and 364 of the Bankruptcy Code to authorize the Debtors to obtain postpetition secured financing pursuant to the terms and conditions of the DIP Credit Agreement (the “DIP Motion”);
(iii)    file with the Bankruptcy Court within five (5) business days of the Petition Date a motion to approve the Disclosure Statement (the “Disclosure Statement Motion”);
(iv)    support and take all actions reasonably necessary or requested by the Consenting Noteholders to obtain approval of the DIP Motion on an interim basis by entry of an order of the Bankruptcy Court (the “Interim DIP Order”) as soon as reasonably practicable and in no event later than the date that is three (3) business days after the Petition Date;
(v)    support and take all actions reasonably necessary or requested by the Consenting Noteholders to obtain approval of the DIP Motion on a final basis by entry of an order of the Bankruptcy Court (the “Final DIP Order,” and together with the Interim DIP Order, the “DIP Orders”) as soon as reasonably practicable and in no event later than the date that is thirty (30) days after the Petition Date;
(vi)    pay in cash: (A) prior to the Petition Date, all reasonable Fees and Expenses accrued prior to the Petition Date for which invoices or receipts are furnished by the Consenting Noteholders’ Professionals (as defined below) and/or such Consenting Noteholders, and (B) after the Petition Date, subject to the Bankruptcy Court’s approval of this Agreement, all reasonable Fees and Expenses incurred on and after the Petition Date from time to time, but in any event within seven (7) days of delivery to the Debtors of any applicable invoice or receipt.

(A)    As used herein, “Fees and Expenses” shall mean (1) all reasonable out-of-pocket expenses incurred by any of the Consenting Noteholders in connection with the Debtors’ restructuring or the Chapter 11 Cases, plus (2) all reasonable fees and necessary out-of-pocket expenses of the Professionals incurred in their representation of the Consenting Noteholders from the date of such Professionals’ respective engagement by such holders through and including the termination of this Agreement, , including, without limitation, all fees and expenses under that certain engagement letter among the Ad Hoc Committee, the Debtors, and Houlihan Lokey, Inc. dated as of September 8, 2015 (such fees, collectively, the “Professional Fees”).
(B)    As used herein, “Professionals” shall mean Kirkland & Ellis LLP, one local counsel engaged by the Consenting Noteholders, Houlihan Lokey, Inc., and Netherland, Sewell & Associates, Inc.
(vii)    negotiate in good faith with respect to an amendment and restatement, refinancing, or other treatment of that certain Second Amended and Restated Credit Agreement, dated as of September 21, 2010, by and among the Borrower and Swift Energy Operating, as borrowers, JPMorgan Chase Bank, N.A., as administrative agent and the lenders party thereto from time to time (the “Prepetition RBL Facility”), subject in all respects to the consent of the Required Consenting Noteholders;
(viii)    support all reasonably necessary actions of the Consenting Noteholders to facilitate the solicitation, confirmation, and consummation of the Plan;
(ix)    appoint a chief restructuring officer acceptable to the Consenting Noteholders (the “CRO”) for each of the Debtors on or before the Petition Date;
(x)    to the extent that any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the transactions contemplated in this Agreement or the Plan, negotiate in good faith appropriate additional or alternative provisions to address any such impediment, in consultation with the Consenting Noteholders; provided, however, that the economic outcome for the Consenting Noteholders, the anticipated timing of confirmation and the effective date of the Plan, and other material terms as contemplated herein and in the Plan must be substantially preserved, as determined by the Consenting Noteholders in their discretion;
(xi)    maintain their good standing under the laws of the state or other jurisdiction in which they are incorporated or organized;

(xii)    timely file a formal written response in opposition to any unresolved motion or objection filed with the Bankruptcy Court by any party objecting to the DIP Motion or seeking to overturn or modify the DIP Orders;
(xiii)    timely file a formal objection to any unresolved motion filed with the Bankruptcy Court by a third party seeking the entry of an order (A) directing the appointment of an examiner with expanded powers to operate the Debtors’ businesses pursuant to section 1104 of the Bankruptcy Code or a trustee, (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing the Chapter 11 Cases, or (D) modifying or terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization under section 1121 of the Bankruptcy Code;
(xiv)    promptly notify the Consenting Noteholders in writing of any governmental or third party complaints, litigations, investigations, or hearings (or communications indicating that the same may be contemplated or threatened);
(xv)    comply in all material respects with the covenants contained in the DIP Orders and the DIP Credit Agreement; and
(xvi)    if the Debtors know of a breach by any Debtor in any respect of any of the obligations, representations, warranties, or covenants of the Debtors set forth in this Agreement, furnish prompt written notice (and in any event within three (3) business days of such actual knowledge) to the Consenting Noteholders and promptly take all remedial action necessary to cure such breach by any such Debtor.
(b)    Negative Covenants. Subject to the terms and conditions hereof, and for so long as this Agreement has not been terminated in accordance with the terms hereof, each of the Debtors shall not, directly or indirectly, take any of the following actions, unless such action is consented to by the Required Consenting Noteholders:
(i)    modify the Plan, in whole or in part, in a manner that is inconsistent with the terms of this Agreement;
(ii)    (A) object to or otherwise commence any proceeding opposing any of the terms of this Agreement, the Plan, or the Disclosure Statement, or (B) commence any proceeding or prosecute, join in, or otherwise support any action to oppose, object to, obstruct, or delay entry of the DIP Orders, Disclosure Statement Order, or the proposal, solicitation, confirmation, or consummation of the Plan;
(iii)    finalize and/or consummate an amendment and restatement, refinancing, or other treatment with respect to the Prepetition RBL Facility;
(iv)    file any motion, pleading, or other Definitive Documents (as defined by Section 3.03 of this Agreement) with the Bankruptcy Court (including any modifications or amendments thereof) that, in whole or in part, is inconsistent in any material respect with this Agreement or the Plan;
(v)    incur or suffer to exist any material indebtedness, except indebtedness existing and outstanding immediately prior to the date hereof, trade payables, and liabilities arising and incurred in the ordinary course of business, and indebtedness arising under or permitted by the DIP Orders and DIP Credit Agreement;
(vi)    incur any material liens or security interests, except in the ordinary course of business or as permitted under the DIP Orders and DIP Credit Agreement;
(vii)    withdraw or revoke the Plan or publicly announce the intention to not to pursue the Plan; or
(viii)    take or support, directly or indirectly, any action challenging the amount and/or validity of the Senior Notes Claims or any other claims held and asserted by the Consenting Noteholders in the Chapter 11 Cases.
3.03.    Definitive Documents.
Each Party hereby covenants and agrees to (a) negotiate in good faith each of the documents implementing, achieving, and relating to the Plan, including without limitation, (i) any exhibits to be attached to the Plan, (ii) the proposed order approving and confirming the Plan, including the settlements described therein (the “Confirmation Order”), (iii) any amendments and modifications to the Plan or Disclosure Statement (collectively, with the Confirmation Order, the “Definitive Plan Documents”), (b) negotiate in good faith the DIP Credit Agreement and each of the related documents, including the DIP Motion and DIP Orders (collectively, the “Definitive DIP Documents”), (c) negotiate in good faith an amendment and restatement, refinancing, or other treatment of the Prepetition RBL Facility, subject in all respects to the consent of the Consenting Noteholders (such related documents, together with the Definitive Plan Documents and the Definitive DIP Documents, the “Definitive Documents”), which Definitive Documents shall contain terms and conditions consistent in all respects with this Agreement, and (d) execute (to the extent such Party is a party thereto) and otherwise support implementation of the Definitive Documents and any other such documents, pleadings, or agreements as may be reasonably necessary or advisable to implement the Plan and the purposes of this Agreement. All Parties shall have the right to review and comment on the Definitive Documents, and such Definitive Documents shall be acceptable to the Parties in form and substance prior to filing with the Bankruptcy Court.
Section 4.    Representations and Warranties.
4.01.    Mutual Representations and Warranties. Each of the Parties, severally and not jointly, represents, warrants, and covenants to each other Party (to the extent applicable), as of the Effective Date of this Agreement, as follows (each of which is a continuing representation, warranty, and covenant):
(a)    It is validly existing and in good standing under the laws of the state or other jurisdiction of its organization, and this Agreement is a legal, valid, and binding obligation of such

Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws;
(b)    Except as expressly provided in this Agreement, it has all requisite direct or indirect power and authority to enter into this Agreement and to carry out the Plan contemplated by, and perform its respective obligations under, this Agreement;
(c)    The execution, delivery, and performance by such Party of this Agreement does not and will not (i) violate any provision of law, rule, or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party, other than any breaches that arise from the filing of the Chapter 11 Cases;
(d)    The execution, delivery, and performance by such Party of this Agreement does not and will not require any registration or filing with, consent, or approval of, or notice to, or other action to, with or by, any federal, state, or governmental authority or regulatory body, except such filings as may be necessary and/or required for disclosure by the Securities and Exchange Commission and in connection with the Chapter 11 Cases, the Plan, and the Disclosure Statement;
(e)    This Agreement is the legally valid and binding obligation of such Party, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court;
(f)    It has been represented by legal counsel of its choosing in connection with this Agreement and the transactions contemplated by this Agreement, has had the opportunity to review this Agreement with its legal counsel, and has not relied on any statements made by any other Party or its legal counsel as to the meaning of any term or condition contained herein or in deciding whether to enter into this Agreement or the transactions contemplated hereof; and
4.02.    Representations and Warranties of the Consenting Noteholders. Each Consenting Noteholder (solely on its own behalf and not on behalf of any other Consenting Noteholder) represents and warrants to the best of its knowledge, as of the date hereof that:
(a)    With respect to the Senior Note Claims held by such Consenting Noteholder, such Consenting Noteholder (i) either (1) is the sole beneficial owner of the principal amount of such Senior Note claims indicated on the respective signature page hereto, or (2) has sole investment or voting discretion with respect to the principal amount of such Senior Note claims indicated on the respective signature page hereto and has the power and authority to bind the beneficial owners of such Senior Note Claims to the terms of this Agreement, and (ii) has full power and authority to act on behalf of, vote, and consent to matters concerning such Senior Note claims and to dispose of, exchange, assign, and transfer such Senior Note claims, including the power and authority to execute this Agreement and to perform its obligations;

(b)     With respect to the Senior Note Claims held by each Consenting Noteholder, such Consenting Noteholder has made no assignment, sale, participation, grant, conveyance, pledge, or other transfer of, and has not entered into any other agreement to assign, sell, use, participate, grant, convey, pledge, or otherwise transfer, in whole in or part, any portion of its right, title, or interests in any such Senior Note claims that materially conflicts with the representations and warranties of such Consenting Noteholder in this Agreement or would render such Consenting Noteholder otherwise unable to materially comply with this Agreement and perform its obligations hereunder in all material respects; and
(c)     The amount of debt listed on the signature page of each Consenting Noteholder is correct as of the date hereof.
Section 5.    Termination Events.
5.01.    Consenting Noteholder Termination Events. Any Consenting Noteholder may terminate its obligations and liabilities under this Agreement upon three (3) business days prior written notice delivered in accordance with Section 9.14 hereof, upon such Consenting Noteholder’s actual knowledge of the occurrence and continuation of any of the following events (each, a “Consenting Noteholder Termination Event”); provided, however, that any of the following events shall not constitute a Consenting Noteholder Termination Event if the Debtors receive express prior written consent for such event from the Required Consenting Noteholders:
(a)    The Debtors do not commence the Chapter 11 Cases on or before December 31, 2015;
(b)    the Debtors fail to appoint the CRO on or before the Petition Date;
(c)    the Debtors do not file the Plan, Disclosure Statement, DIP Motion, and Disclosure Statement Motion on the Petition Date;
(d)    the Bankruptcy Court (i) denies approval of the DIP Motion, (ii) fails to enter the Interim DIP Order within three (3) business days after the Petition Date, or (iii) fails to enter the Final DIP Order within thirty (30) days after the Petition Date;
(e)    the Consenting Noteholders and the Debtors fail to reach an agreement with respect to an amendment and restatement, refinancing, or other treatment of the Prepetition RBL Facility within the earlier of forty-five (45) days after the Petition Date and the hearing to approve the Disclosure Statement, which agreement shall be subject in all respects to the consent of the Consenting Noteholders;
(f)    the Consenting Noteholders and the Debtors fail to reach an agreement on the treatment of the DIP facility subject to the DIP Credit Agreement and the DIP Orders within the earlier of forty-five (45) days after the Petition Date and the hearing to approve the Disclosure Statement, which agreement shall be subject in all respects to the consent of the Consenting Noteholders;

(g)    the Bankruptcy Court (i) denies approval of the Disclosure Statement or (ii) fails to enter an order approving the Disclosure Statement within forty‑five (45) days after the Petition Date;
(h)    the Bankruptcy Court (i) denies confirmation of the Plan or (ii) fails to enter the Confirmation Order approving the Plan within ninety (90) days after the Petition Date;
(i)    the Plan Effective Date shall not have occurred within one hundred and ten (110) days after the Petition Date;
(j)    the Debtors challenge the amount and/or validity of Senior Notes Claims held by the Consenting Noteholders;
(k)    the breach or noncompliance in any respect by any of the Debtors of (or failure to satisfy) any of the obligations, representations, warranties, or covenants of the Debtors set forth in this Agreement (including, without limitation, in Sections 3.02, and 3.03 hereto) that remains uncured for five (5) business days after the receipt by the breaching Debtor of written notice of such breach, but solely to the extent such breach or noncompliance is adverse to such Consenting Noteholder and materially affects the ability of the Debtors from consummating the transactions contemplated herein;
(l)    the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order declaring this Agreement or any material portion hereof to be unenforceable or enjoining or otherwise restricting the consummation of the Plan or a material portion of the Plan in a way that cannot be reasonably remedied by the Debtors or would have a material adverse effect on consummation of the Plan;
(m)    the Bankruptcy Court enters an order (i) directing the appointment of an examiner with expanded powers to operate the Debtors’ businesses pursuant to section 1104 of the Bankruptcy Code or a trustee in any of the Chapter 11 Cases, (ii) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (iii) dismissing any of the Chapter 11 Cases;
(n)    the Bankruptcy Court enters an order terminating the Debtors’ exclusive right to file a plan of reorganization pursuant to section 1121 of the Bankruptcy Code;
(o)    the occurrence of (i) an event of default under the DIP Credit Agreement, subject to all applicable notice, waiver, and cure provisions of the DIP Credit Agreement; or (ii) an event of default under the DIP Orders, unless waived by all parties entitled to waive such event of default;
(p)    the Debtors execute a letter of intent or similar document stating an intention to pursue an alternative restructuring, liquidation, reorganization, wind-down, exchange, transaction, other than that contemplated in the Plan and this Agreement; or

(q)    other than pursuant to any relief sought by the Debtors that is not materially inconsistent with their obligations in this Agreement or the Plan, the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets of the Debtors having an aggregate fair market value in excess of $2,000,000 without the prior written consent of the Required Consenting Noteholders; provided, however, that the Debtors’ proposed sale of certain assets to Texegy LLC, in consultation with the Consenting Noteholders, shall not constitute a Consenting Noteholder Termination Event.
5.02.    Debtor Termination Events. The Debtors may terminate their obligations and liabilities under this Agreement upon three (3) business days prior written notice delivered to the Parties in accordance with Section 9.14 hereof, upon the Debtors’ actual knowledge of the occurrence of any of the following events (each, a “Debtor Termination Event,” and together with the Consenting Noteholder Termination Events, the “Termination Events,” and each a “Termination Event”):
(a)    the material breach by any of the Consenting Noteholders of any of the obligations, representations, warranties, or covenants of such Consenting Noteholders set forth in this Agreement that would have a material adverse impact on the implementation or consummation of the Plan (taken as a whole) that remains uncured for a period of five (5) business days after the receipt by the breaching Consenting Noteholders of written notice of such breach from the Debtors;
(b)    the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that would have a material adverse impact on the consummation of the Plan (taken as a whole); or
(c)    upon notice to the Consenting Noteholders, if the board of directors or board of managers, as applicable, of a Debtor determines, after receiving advice from counsel, that proceeding with the transactions contemplated under this Agreement or the Plan (including, without limitation, solicitation of the Plan) would be inconsistent with the exercise of its fiduciary duties.
5.03.    Effect of Termination.
(a)    Upon any termination of this Agreement by any Party under Sections 5.01 or 5.02, (i) this Agreement shall be of no further force and effect and each Party hereto shall be released from its commitments, undertakings, and agreements under or related to this Agreement, including, without limitation, any obligation of the terminating Consenting Noteholders, to support, consent, vote for, agree to or not object to any provision in the Plan, to waive, release, or limit any of the Consenting Noteholders’ claims (including, without limitation, the Senior Notes Claims) against the Debtors or any other entity or person, and shall have the rights and remedies that they would have had they not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Plan or otherwise, that they would have been entitled to take had they not entered into this Agreement, and (ii) any and all consents and ballots tendered by the Consenting Noteholders prior to such termination shall be deemed, for all purposes, automatically to be null and void ab initio, shall not be considered or otherwise used in any manner by the Parties in connection with the Plan and this Agreement or otherwise and such consents or ballots may be changed or resubmitted regardless of whether the applicable voting deadline has passed (without the need to seek a court order or consent from the Debtors allowing such change or resubmission); provided, however, that termination of this Agreement by any Consenting Noteholder under Section 5.01 shall operate only to release such Consenting Noteholder from its commitments, undertakings, and agreements under or related to this Agreement (it being understood and agreed by the Parties that the agreements and obligations of all the Parties to this Agreement may only be terminated by the Required Consenting Noteholders or the Debtors in accordance with Sections 5.01 or 5.02, respectively); provided, however, that nothing in this Section 5.03 shall operate to terminate any commitment provided by any Consenting Noteholder that is also a DIP Lender in accordance with the DIP Credit Agreement; provided, however, that the agreements and obligations of the Parties in Section 9.13 of this Agreement shall survive such termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof; provided, however, that the Debtors’ obligation to pay reasonable Fees and Expenses (including Professional Fees) shall survive with respect to those reasonable Fees and Expenses (including Professional Fees) incurred through and including the date this Agreement is terminated. Notwithstanding the foregoing, any claim for breach of this Agreement that accrued prior to the date of a Party’s termination or termination of this Agreement (as the case may be) and all rights and remedies of the Parties hereto shall not be prejudiced as a result of termination.
(b)    Notwithstanding any provision in this Agreement to the contrary, no Party shall terminate this Agreement if such party (in any capacity that is Party to this Agreement) is in material breach of any provision hereof.
(c)    Notwithstanding any provision in this Agreement to the contrary, the non‑breaching Consenting Noteholders and the Debtors may each agree to continue to be bound by the terms of this Agreement notwithstanding such breach.
5.04.    Termination Upon Consummation of the Plan. This Agreement shall terminate automatically without any further required action or notice upon the effective date of the Plan except for the obligation set forth in section 3.02(a)(vi).
Section 6.    Transfer of Senior Notes Claims
Each Consenting Noteholder agrees that so long as this Agreement has not been terminated in accordance with its terms, it shall not directly or indirectly (a) grant any proxies to any person in connection with its Senior Notes Claims to vote or provide any consents required with respect to the Plan or restructuring and recapitalization transactions contemplated by this Agreement or the Plan, or (b) sell, assign, pledge, hypothecate, convey, or otherwise transfer or dispose of or grant, issue, or sell any option, right to acquire, voting, participation, or other interest in any Senior Notes Claims (each, a “Transfer”), unless the transferee thereof either (i) is a Consenting Noteholder, or (ii) prior to such Transfer, agrees in writing for the benefit of the other Parties to become a Consenting Noteholder and to be bound by all of the terms of this Agreement with respect to such acquired Senior Notes by executing the joinder in the form attached hereto as Exhibit D (the “Joinder Agreement”), and delivering an executed copy thereof, within five (5) business days of closing of such Transfer, to counsel to the Debtors and counsel to the Consenting Noteholders, as listed in Section 9.14 hereof, in which event the transferee (including a Consenting Noteholder transferee, if applicable) shall be deemed to be a Consenting Noteholder under this Agreement with respect to such transferred rights, claims, and obligations. Each Consenting Noteholder agrees and acknowledges that any Transfer of Senior Notes or Senior Notes Claims that does not comply with the terms and procedures set forth in this Section 6 shall be deemed null and void ab initio. Notwithstanding anything contained herein to the contrary, a Consenting Noteholder may Transfer any or all of its Senior Notes or Senior Notes Claims to any entity that, as of the date of the Transfer, controls, is controlled by, or is under common control with such Consenting Noteholder; provided, however, that such entity shall automatically be subject to the terms of this Agreement and deemed a Party hereto and must deliver an executed Joinder Agreement within five (5) business days of the closing of such Transfer to counsel to the Debtors and counsel to the Consenting Noteholders. Further, notwithstanding anything herein to the contrary, (a) any Consenting Noteholder may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title, or interest in such Senior Notes Claims against the Debtors to an entity that is acting in its capacity as a Qualified Marketmaker without the requirement that the Qualified Marketmaker be or become a Consenting Noteholder; provided, that the Qualified Marketmaker subsequently Transfers (by purchase, sale, assignment, participation, or otherwise) the right, title, or interest in such Senior Notes Claims against the Debtors to a transferee that is or becomes a Consenting Noteholder by executing a Joinder Agreement; and (b) to the extent that a Consenting Noteholder is acting in its capacity as a Qualified Marketmaker, it may transfer (by purchase, sale, assignment, participation, or otherwise) any right, title, or interest in such Senior Notes Claims against the Debtors that the Qualified Marketmaker acquires from a holder of the Senior Notes Claims that is not a Consenting Noteholder, without the requirement that the transferee be or become a Consenting Noteholder.
Section 7.    Amendments.
This Agreement, the Plan, the Definitive Documents, or any annexes thereto may not be modified, amended, or supplemented, nor may any terms and conditions hereof or thereof be waived, without the prior written consent of the Debtors and Required Consenting Noteholders; provided, however, that any waiver, change, modification, or amendment to this Agreement or the Plan that disproportionately adversely affects the economic recoveries or treatment of any Consenting Noteholder compared to the recoveries set forth in this Agreement and/or the Plan, may not be made without the written consent of each such disproportionately adversely affected Consenting Noteholder.
Section 8.    No Solicitation.
Notwithstanding anything to the contrary herein, this Agreement is not and shall not be deemed to be (a) a solicitation of consents to the Plan or any chapter 11 plan or (b) an offer for the issuance, purchase, sale, exchange, hypothecation, or other transfer of securities or a solicitation of an offer to purchase or otherwise acquire securities for purposes of the Securities Act and the Securities Exchange Act of 1934, as amended.
Section 9.    Miscellaneous.
9.01.    Claim Resolution Matters. Prior to the entry of the Bankruptcy Court order confirming the Plan and the effective date of any transactions contemplated thereby or under the Plan, the Debtors shall not enter into any agreements with holders of claims (as defined in the Bankruptcy Code), other than the Consenting Noteholders, relating to the allowance, estimation, validity, extent, or priority of such claims, or the treatment and classification of such claims under the Plan, without the prior written consent of the Required Consenting Noteholders, except with respect to (a) claims which the Debtors are authorized to resolve or pay pursuant to any applicable first day orders, (b) disputed administrative claims arising postpetition in the ordinary course of business, subject in all respects to the DIP Budget (as defined in the DIP Credit Agreement and DIP Orders), or (c) claims as otherwise contemplated herein.
9.02.    Cooperation. The Debtors shall provide draft copies of all “first day” motions or applications and documents the Debtors intend to file with the Bankruptcy Court to counsel for the Consenting Noteholders as soon as reasonably practicable and shall consult in good faith with counsel for the Consenting Noteholders regarding the form and substance of any such proposed filing. The Debtors will provide draft copies of all other material pleadings the Debtors intend to file with the Bankruptcy Court to counsel for the Consenting Noteholders within a reasonable time prior to filing any such pleading, but not less than two (2) business days prior to the date when the Debtors intend to file each such document, and shall consult in good faith with such counsel regarding the form and substance of any such proposed pleading, unless such advance notice is impossible or impracticable under the circumstances, in which case, the Debtors shall notify telephonically or by electronic mail counsel to the Consenting Noteholders to advise them of the documents to be filed and the facts that make the provision of advance notice impossible or impracticable, and shall provide such copies as soon as reasonably possible thereafter.
9.03.    Access. The Debtors will afford the Consenting Noteholders and their attorneys, consultants, accountants, and other authorized representatives access to all properties, books, contracts, commitments, records, management personnel, lenders, and advisors of the Debtors; provided, however, that nothing in this Agreement shall require the Debtors to provide the Consenting Noteholders access to such items if protected by attorney-client privilege, attorney work product, and related doctrines.
9.04.    Further Assurances. Subject to the other terms hereof, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be commercially reasonably appropriate or necessary, from time to time, to effectuate the Plan in accordance with this Agreement.
9.05.    Complete Agreement. This Agreement, exhibits and the annexes hereto, including the Plan, represent the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, oral or written, between the Parties with respect thereto. No claim of waiver, consent, or acquiescence with respect to any provision of this Agreement, exhibits, and annexes hereto shall be made against any Party, except on the basis of a written instrument executed by or on behalf of such Party.
9.06.    Parties. This Agreement shall be binding upon, and inure to the benefit of, the Parties. No rights or obligations of any Party under this Agreement may be assigned or transferred to any other person or entity, except as provided in this Agreement. Nothing in this Agreement, express or implied, shall give to any person or entity, other than the Parties, any benefit or any legal or equitable right, remedy, or claim under this Agreement.

9.07.    Headings. The headings of all Sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision hereof.
9.08.    GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM; WAIVER OF TRIAL BY JURY. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW). Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement in the United States District Court for the Southern District of New York, and by execution and delivery of this Restructuring Support Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. EACH PARTY HERE IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS RESTRUCTURING SUPPORT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Notwithstanding the foregoing consent to New York jurisdiction, after the Chapter 11 Cases are commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Restructuring Support Agreement.
9.09.    Execution of Agreement. This Agreement may be executed and delivered (by facsimile, electronic mail, or otherwise) in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.
9.10.    Interpretation. This Agreement is the product of negotiations between the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.
9.11.    Relationship Among Parties. It is understood and agreed that no Consenting Noteholder has any duty of trust or confidence of any kind or form with any other Consenting Noteholders as a result of this Agreement, and, except as expressly provided in this Agreement, there are no commitments among or between them. It is further understood and agreed that any Consenting Noteholder may trade in the Senior Notes or other debt or equity securities of the Debtors without the consent of the Debtors or any other Consenting Noteholder, subject to applicable securities laws and the terms of this Agreement; provided, however, that no Consenting Noteholder shall have any responsibility for any such trading to any other entity by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Consenting Noteholders shall in any way affect or negate this understanding and agreement.

9.12.    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives, other than a trustee or similar representative appointed in a bankruptcy case.
9.13.    Acknowledgements. Notwithstanding anything herein to the contrary, none of the Consenting Noteholders shall (a) have any fiduciary duty or (b) other duties or responsibilities to each other, the Debtors, or any of the Debtors’ creditors or other stakeholders.
9.14.    Notices. All notices hereunder shall be deemed given if in writing and delivered, if sent by hand delivery, electronic mail, courier, or overnight delivery (return receipt requested) to the following addresses (or at such other addresses as shall be specified by like notice):
(a)    if to the Debtors, to:
Swift Energy Company, Inc.
17001 Northchase Drive, Suite 100
Houston, Texas 77060
Attn: Office of General Counsel

with copies to:
Jones Day LLP
2727 North Harwood Street
Dallas, Texas 75201
Attn: Gregory M. Gordon
E-mail address: gmgordon@jonesday.com

(b)    if to the Consenting Noteholders, to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attn: Joshua A. Sussberg, P.C.
E-mail address: jsussberg@kirkland.com,

Any notice given by hand delivery, electronic mail, mail, or courier shall be effective when received.
9.15.    Waiver. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any right of any Consenting Noteholder or the ability of each of the Consenting Noteholders to protect and preserve its rights, remedies and interests, including, without limitation, its Senior Notes Claims or other claims against or interests in the Debtors. If the Plan is not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights.

9.16.    Several, Not Joint, Obligations. The agreements, representations and obligations of the Parties under this Agreement are, in all respects, several and not joint. It is understood and agreed that any Consenting Noteholder, to the extent applicable, may trade in its Senior Notes Claims or other debt or equity securities of the Debtors without the consent of the Debtors, subject to applicable law and the terms of this Agreement.
9.17.    Remedies. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party or any other Party.
9.18.    Specific Performance. This Agreement is intended as a binding commitment enforceable in accordance with its terms against the Parties. It is understood and expressly agreed by each of the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled solely to specific performance and injunctive or other equitable relief as a remedy of any such breach without the necessity of proving the inadequacy of money damages as a remedy and without posting security for such relief, including seeking an order of the Bankruptcy Court requiring the breaching Party to comply promptly with its obligations hereunder.
9.19.    No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties, and no other person or entity shall be a third-party beneficiary hereof.
9.20.    Automatic Stay. The Consenting Noteholders are authorized to take any steps necessary to effectuate the termination of this Agreement notwithstanding section 362 of the Bankruptcy Code or any other applicable law, and no cure period contained in this Agreement shall be extended pursuant to sections 108 or 365 of the Bankruptcy Code or any other applicable law without the prior written consent of the Required Consenting Noteholders.
9.21.    Survival of Agreement. Each of the Parties acknowledges and agrees that (a) the rights granted in this Agreement are enforceable by each signatory hereto without approval of the Bankruptcy Court, and (b) the Debtors waive any rights to assert that the exercise of such rights violate the automatic stay, or any other provisions of the Bankruptcy Code.
9.22.    Settlement Discussions. This Agreement and the Plan are part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties hereto. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Agreement.
9.23.    Consideration. The Parties hereby acknowledge that no consideration, other than that specifically described herein, the Plan, and the Definitive Documents, shall be due or paid to any Party for its agreement to vote to accept the Plan in accordance with the terms and conditions of this Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective and duly authorized officers or other agents, solely in their respective capacity as officers or other agents of the undersigned and not in any other capacity, as of the date first set forth above.

SWIFT ENERGY COMPANY, on behalf of itself and each of the other Debtors
By: __/s/ Terry E. Swift __________________
Name: _Terry E. Swift______________________
Title: __Chairman, CEO and President_________

WHITEBOX RELATIVE VALUE PARTNERS LP

By: _/s/ Mark Strefling_____________________
Name: __Mark Strefling____________________
Title: _General Counsel & Chief Operating Officer,
_Whitebox Advisors LL________________

Indenture	Claims Under Indenture
7 1/8% Notes Due 2017
8 7/8% Notes Due 2020
7 7/8% Notes Due 2022

BOF Holdings IV, LLC

By: _/s/ Richard Siegel_____________________
Name: __Richard Siegel____________________
Title: _Authorized Signatory

Indenture	Claims Under Indenture
7 1/8% Notes Due 2017
8 7/8% Notes Due 2020
7 7/8% Notes Due 2022

NAI-1500720956v11

DW CATALYST MASTER FUND, LTD. and BREVAN HOWARD MASTER FUND LIMITED

By: __/s/ Shawn R. Singh____________________
Name: __Shawn R. Singh____________________
Title: __General Counsel_____________________

Indenture	Claims Under Indenture
7 1/8% Notes Due 2017
8 7/8% Notes Due 2020
7 7/8% Notes Due 2022

NAI-1500720956v11

HUTCHIN HILL CAPITAL PRIMARY FUND, LTD.

By: _/s/ Scott A. Kislin_____________________
Name: __Scott A. Kislin____________________
Title: __Chief Legal Officer_________________

Indenture	Claims Under Indenture
7 1/8% Notes Due 2017
8 7/8% Notes Due 2020
7 7/8% Notes Due 2022

NAI-1500720956v11

MATLINPATTERSON GLOBAL OPPORTUNITIES MASTER FUND

By: __/s/ Robert Weiss_____________________
Name: _Robert Weiss______________________
Title: __General Counsel___________________

Indenture	Claims Under Indenture
7 1/8% Notes Due 2017
8 7/8% Notes Due 2020
7 7/8% Notes Due 2022

NAI-1500720956v11

Pine River Baxter Fund Ltd.

By: __/s/ Tim O'Brien______________________
Name: ___Tim O'Brien_____________________
Title: _General Counsel, Pine River Capital
Management L.P., Its Investment Manager

Indenture	Claims Under Indenture
7 1/8% Notes Due 2017
8 7/8% Notes Due 2020
7 7/8% Notes Due 2022

NAI-1500720956v11

STRATEGIC VALUE SPECIAL SITUATIONS OFFSHORE FUND III-A, L.P.
By: SVP Special Situations III-A, LLC, its Investment Manager

By: _/s/ James Dougherty___________________
Name: __James Dougherty__________________
Title: _Fund Chief Financial Officer___________

Indenture	Claims Under Indenture
7 1/8% Notes Due 2017
8 7/8% Notes Due 2020
7 7/8% Notes Due 2022

NAI-1500720956v11

WELLS CAPITAL MANAGEMENT INCORPORATED, as agent, solely with respect to Senior Notes held in investment management accounts advised by Wells Capital Management Incorporated as of the date hereof

By: _/s/ N. Nordenfelt______________________
Name: __N. Nordenfelt_____________________
Title: _Sr. Portfolio Manager_________________

Indenture	Claims Under Indenture
7 1/8% Notes Due 2017
8 7/8% Notes Due 2020
7 7/8% Notes Due 2022

Pioneer Investment Management Inc.

By: _/s/ William Taylor_____________________
Name: __William Taylor____________________
Title: _Vice President_______________________

Indenture	Claims Under Indenture
7 1/8% Notes Due 2017
8 7/8% Notes Due 2020
7 7/8% Notes Due 2022

NAI-1500720956v11

Exhibit A
Chapter 11 Plan of Reorganization
Exhibit B
DIP Lenders
Exhibit C
DIP Credit Agreement
Exhibit D
Joinder Agreement
[_________], 2016
The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of [___], 2015, a copy of which is attached hereto as Annex I (as it may be amended, supplemented, or otherwise modified from time to time, the “Restructuring Support Agreement”), by and among the Debtors and the Consenting Noteholders.
1.    Agreement to be Bound. The Transferee hereby agrees to be bound by all of the terms of the Restructuring Support Agreement. The Transferee shall hereafter be deemed to be a “Consenting Noteholder” and a “Party” for all purposes under the Restructuring Support Agreement.
2.    Representations and Warranties. With respect to the aggregate principal amount of Senior Notes Claims set forth below its name on the signature page hereof, the Transferee hereby makes the representations and warranties of the Consenting Noteholders set forth in Section 4 of the Restructuring Support Agreement to each other Party.
3.    Governing Law. This joinder agreement (the “Joinder Agreement”) to the Restructuring Support Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.
* * * * *
[Remainder of Page Intentionally Left Blank]
IN WITNESS WHEREOF, the Transferee has caused this Joinder Agreement to be executed as of the date first written above.
Name of Transferor:
Name of Transferee:

By:
Name:

Title:

Principal Amount of 2017 Notes Transferred: $__________________
Principal Amount of 2020 Notes Transferred: $__________________ Principal Amount of 2022 Notes Transferred: $__________________
Notice Address:

Fax:
Attention:

With a copy to:

Fax:
Attention: